EXHIBIT 10.7A

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Execution Copy

PRODUCT SUPPLY AGREEMENT

THIS PRODUCT SUPPLY AGREEMENT, including the exhibits attached hereto (the “Agreement”), effective as of February 16, 2010 (the “Effective Date”), is made and entered into by and between Codexis Laboratories India Private Limited, a corporation organized and existing under the laws of India and having a place of business at G-01, Prestige Loka, 7/1 Brunton Road, Bangalore – 560 025, India (“Codexis India”), and Arch Pharmalabs Limited, a corporation organized and existing under the laws of India having a place of business at H wing, 4th Floor, Tex Centre, Chandivali, Mumbai, 400072, India (“Arch”). Codexis India and Arch each may be referred to herein individually as a “Party,” or collectively as the “Parties.”

WHEREAS, Codexis, Inc., Arch, and Codexis India entered into a certain Enzyme License and Development Agreement, Enzyme Supply Agreement, Product Supply and Marketing Agreement, and certain other agreements related thereto, each effective as of August 21, 2008 (collectively, the “2008 Arch Agreements”); and

WHEREAS, the Parties are simultaneously terminating the 2008 Arch Agreements and entering into this Agreement whereby Codexis India desires to purchase from Arch certain bulk active pharmaceutical ingredients and/or intermediates thereof for sale by Codexis India to Codexis India Customers, as more fully set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	DEFINITIONS

As used in this Agreement, the following terms are defined as indicated:

1.1 “2008 Arch Agreements” shall have the meaning set forth in the Recitals.

1.2 “Affiliate” shall mean, in respect of any Party or Third Party, any entity that is controlled by, controls, or is under common control with such Party (or Third Party) on or after the Effective Date, as the case may be, but only for so long as such entity remains an Affiliate under this Section 1.2. For purposes of this Section 1.2, the term “control” means (a) direct or indirect ownership of more than fifty percent (50%) of the voting interest in the entity in question, or more than fifty percent (50%) interest in the income of the entity in question; provided, however, that, if local law requires a minimum percentage of local ownership of greater than fifty percent (50%), control will be established by direct or indirect beneficial ownership of one hundred percent (100%) of the maximum ownership percentage that may, under such local law, be owned by foreign interests, or (b) possession, directly or indirectly, of the power to direct or cause the direction of management or policies of the entity in question (whether through ownership of securities or other ownership interests, by contract or otherwise).

1.3 “Active Pharmaceutical Ingredient(s)” or “APIs” shall mean chemicals used in the manufacture of drugs and do not include intermediates used in the manufacture of such chemicals.

1.4 “Applicable Law” shall mean all laws, statutes, ordinances, codes, rules, and regulations that have been enacted by a Government Authority and are in force as of the Effective Date or come into force during the Term, in each case to the extent that the same are applicable to the performance by the Parties of their respective obligations under this Agreement.

1.5 “Batch” shall mean, on a Product-by-Product basis, a specific quantity of Product intended to be of uniform character and quality and produced during the same cycle of manufacture, as defined by the master batch record for such Product, and which is manufactured in accordance with the terms of this Agreement.

1.6 “Business Day” shall mean any day that is not a Saturday or a Sunday or a day on which the New York Stock Exchange is closed.

1.7 “cGMP” shall mean the current Good Manufacturing Practices regulations and implementing guidelines and General Biological Products Standards promulgated by the FDA and published at 21 CFR §§ 210, 211 and 610, as such regulations may be amended from time to time, and by the European Commission as set out in Directive 91/356 EEC of the Commission of the European Communities as may be amended from time to time and all relevant foreign equivalents, to the extent such regulations apply to “API intermediates” and/or “API Bulk Drug” as defined in QA7 of the Quality Guidelines of the International Conference on Harmonization.

1.8 “Change” shall have the meaning set forth in Section 2.10.2.

1.9 “Claim” shall have the meaning set forth in Section 7.1 or 7.2, as applicable.

1.10 “Codexis India Customers” shall mean (i) Third Party Innovator Companies in India; and (ii) the following companies in India: [*], as the foregoing list may be updated or modified pursuant to written agreement of the Parties.

1.11 “Codexis Trademarks” shall mean the trademarks, tradenames, designs and logos set forth on Exhibit 1.11.

1.12 “Confidential Information” shall mean any Information of a confidential and/or proprietary nature, including without limitation the know-how, information, invention disclosures, patent applications, proprietary materials and/or techniques, economic information, business or research strategies, purchase orders (and any information included therein), trade secrets, and material embodiments thereof, disclosed by a Party to the other Party in written form marked “confidential,” or in oral form if summarized in a writing marked “confidential” and delivered to the Receiving Party within thirty (30) days after such oral disclosure.

1.13 “Disclosing Party” shall have the meaning set forth in Section 5.1.

1.14 “Disputes” shall have the meaning set forth in Section 8.1.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.15 “Drug Master File” or “DMF” shall mean Arch’s Drug Master File for manufacturing the applicable API as defined and filed with the FDA, and the equivalent filing with the governing health authority of any country in the European Union.

1.16 “FDA” shall mean the U.S. Food and Drug Administration and any successor agency.

1.17 “Government Authority” shall mean any supranational, national, regional, state or local government, court, governmental agency, authority, board, bureau, instrumentality, regulatory body, or other government entity, including without limitation any of the foregoing that is involved in the granting of approvals, licenses, registrations, or authorizations for commercialization of the Product and/or of drug product containing the Product.

1.18 “Information” shall mean data, results, inventories, information, inventions, know-how, processes, machines, trade secrets, techniques, methods, developments, materials, or compositions of matter or other information of any type or kind.

1.19 “Manufacturing Facility” shall mean any site or plant in which Arch manufactures Product in accordance with the provisions of this Agreement.

1.20 “MSA” shall mean that certain Master Services Agreement, entered into by Codexis, Inc. and Arch and effective as of August 1, 2006, as amended. For the avoidance of doubt, neither the MSA nor any amendment to the MSA shall fall within the definition of 2008 Arch Agreements.

1.21 “Products” shall mean the API and intermediate products set forth on Exhibit 1.20 as of the Effective Date or added at any time during the Term pursuant to an amendment of Exhibit 1.20 made in accordance with Section 10.9.

1.22 “Product Purchase Order” shall have the meaning set forth in Section 2.4.

1.23 “Product Specification” shall have the meaning set forth in Section 2.10.1.

1.24 “Receiving Party” shall have the meaning set forth in Section 5.1.

1.25 “Term” shall have the meaning set forth in Section 9.1.

1.26 “Third Party” (and with its correlative meaning, “Third Parties”) shall mean any party other than Codexis India, Arch, or an Affiliate of either Codexis India or Arch.

1.27 “Third Party Innovator Company” shall mean, on a Product-by-Product basis, (i) all Third Party pharmaceutical companies that either have, or have had, a proprietary interest in the composition of matter of the respective Product; and (ii) any Third Party pharmaceutical company which does not have, or have had, a proprietary interest in the composition of matter of the respective Product but which company primarily sells products in which it has or has had a proprietary interest therein as opposed to products in which it has or has had no proprietary interest, in each case, together with their permitted licensees, successors and assigns.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2.	PRODUCT PURCHASE AND SUPPLY

2.1 Exclusive Supply and Purchase Obligations.

2.1.1 Exclusive Supply Obligation of Arch in Respect of Codexis India Customers. Subject to the terms of this Agreement, Arch shall supply Products to Codexis India to be sold by Codexis India to Codexis India Customers. Arch shall exclusively supply Products to Codexis India for Codexis India Customers and Arch shall have no right to supply Products directly or indirectly to Codexis India Customers unless authorized by Codexis India.

2.1.2 Exclusive Purchase Obligation of Codexis India. Subject to the terms of this Agreement, Codexis India shall purchase Products exclusively from Arch for sale to Codexis India Customers.

2.2 Product Supply. Arch shall label the Products in accordance with Codexis India’s written instructions as set forth in Exhibit 2.2. Codexis India shall purchase from Arch, and Arch shall supply to Codexis India Products for sale by Codexis India to Codexis India Customers. The timing and delivery of such supply shall be as set forth in the applicable Product Purchase Order. Arch, at its sole cost and expense, will validate, manufacture and supply Products in accordance with the applicable Product Specification for Product(s) to be sold to a Codexis India Customer, and will be responsible for all necessary and useful requirements therefor, including without limitation ensuring sufficient manufacturing capacity; employing appropriate equipment, facilities and personnel; implementing cost reduction plans; and complying with all Applicable Laws. The Products shall be manufactured and supplied under the Codexis Trademarks. For the avoidance of doubt, Products sold and shipped directly to Codexis India Customers will be accompanied by a Codexis India Commercial Invoice and an Arch Certificate of Analysis, and any other documents as necessary or appropriate as described in the respective customer purchase order.

2.3 Failure to Supply Product. In the event that Arch fails to deliver at least [*] of the amount of any particular Product that Arch was obligated to deliver under Section 2.4 ordered pursuant to any particular Product Purchase Order in accordance with the terms of such Product Purchase Order, then, notwithstanding anything to the contrary, Codexis India shall have the right to take any and all steps necessary to cover, at the sole cost and expense of Arch, any such shortfall in the supply of such Product and, at Codexis India’s sole discretion, to modify any then-outstanding Product Purchase Orders without penalty. Notwithstanding and without limiting the foregoing, Arch acknowledges and agrees that: (a) any failure by Arch to deliver at least [*] of the amount of any particular Product ordered (i) pursuant to three (3) or more Product Purchase Orders in any period of twelve (12) consecutive months or (ii) pursuant to the aggregate of all Product Purchase Orders in any period of twelve (12) consecutive months, in accordance with the terms of such Product Purchase Orders, shall constitute a material breach of this Agreement by Arch with respect to such Product; (b) Codexis India shall have the right, but not the obligation, in its sole discretion, to convert its exclusive purchase obligation set forth in Section 2.1.2 with respect to such Product to a non-exclusive arrangement (but, for clarity, in such event, Arch’s supply obligation to Codexis India set forth in Section 2.1.1 shall remain exclusive); and (c) Codexis India’s rights pursuant to this Section 2.3 shall not limit any other rights of Codexis India under this Agreement with respect to a failure to supply by Arch which constitutes a material breach pursuant to paragraph (a) above, including without limitation, Codexis India’s right to terminate this Agreement with respect to such Product pursuant to Section 9.2. The remedies set forth in this Section 2.3 shall be the exclusive remedies of Codexis India with respect to Arch’s failure to supply Products.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2.4 Product Purchase Orders. Each of the Product(s) shall be ordered by Codexis India by written purchase order submitted electronically (or by any other means agreed by the Parties), in a form to be mutually agreed by the Parties (each, a “Product Purchase Order”). No communications (oral, electronic, written or otherwise) between the Parties in respect of any purchase or supply of Products shall be binding on the Parties except to the extent such communication is embodied in a Product Purchase Order or other document signed by each Party. In the event that a Codexis India Customer modifies or cancels and order for Product, Codexis India shall discuss the matter with Arch and only after Arch’s consent in writing (which consent may not be unreasonably withheld or delayed) modify or cancel a Product Purchase Order provided that Arch has not already shipped Product prior to receipt of the cancellation/modification notice. All Product Purchase Orders shall be deemed accepted by Arch so long as Codexis, Inc. provides a sufficient quantity of enzymes to Arch in order to allow Arch to manufacture the requested quantity of Product in the requested timeframe. Arch shall promptly provide Codexis India written notice in the event that Arch will not be able to deliver any quantities specified in the Product Purchase Order.

2.5 Conflicts. On Product-by-Product basis and Purchase Order-by-Purchase Order basis, in the event a Codexis India Customer has additional and/or different terms and conditions regarding the supply of Product or requirement of additional sales documentation, Codexis India shall forward such terms and conditions to Arch in writing, either in the applicable Purchase Order or otherwise, and such terms and conditions shall be in addition to the terms and conditions in this Agreement solely for such Purchase Order. To the extent that there is any conflict or any inconsistency between this Agreement and any Product Purchase Order, or any other document pertaining to the supply of Products (except as set forth in Section 2.10.3), the terms of this Agreement shall govern. For clarity, no conflicting term or condition added by Codexis India to a Product Purchase Order shall be binding on Arch unless such term or condition is specifically agreed to by Arch in writing signed by a duly authorized officer of Arch.

2.6 Delivery of Products. Arch shall deliver to Codexis India and/or its designee the amount of each of the Product(s) specified in each Product Purchase Order, together with any other sales documentation or other materials specified in such Purchase Order, no later than the date (or dates) mutually agreed by the Parties therein. All Products shall be (a) delivered to Codexis India as inventory supply; or (b) shipped by Arch by air or as otherwise directed by Codexis India to the destination designated in writing by Codexis India. The Parties shall cooperate in selecting appropriate carriers, and title and risk of loss shall pass to Codexis India upon delivery by Arch to such carrier(s). Arch shall notify Codexis India in writing within five (5) days after shipping any Product in order to allow Codexis India to properly invoice its customers. Arch shall ship each order of Product under appropriate packaging and storage conditions, including, for example, using envirotainers or similar temperature-control equipment for shipments where appropriate. All deliveries will be accompanied by the relevant Certificate of Analysis (CoA), a detailed delivery note specifying the identity of the material, the quantity and the lot number(s) and any other documents specified in the applicable Product Purchase Order (including, for example, TSE/BSE certificate and Material Safety Data Sheet (MSDS)).

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2.7 Inspection of Product. Upon receipt of each shipment of Product, Codexis India and/or the Codexis India Customer, shall test and inspect such Product for compliance with the Product Specification and other documentation as set forth in Section 2.10 or otherwise provided by Codexis India to Arch pursuant to Section 2.5 (as applicable) for such Product corresponding to such shipment. Codexis India and/or the Codexis India Customer shall inform Arch of the result of the acceptance inspection including the judgment of acceptance or rejection of all or part of a shipment in writing within ten (10) days (or such other time as may be agreed to by Codexis India and a Codexis India Customer, as specified in the applicable Product Purchase Order) after the delivery of such shipment of Products. In the event that Arch receives a written notice of rejection from Codexis India and/or the Codexis India Customer within the timeframes set forth in the following sentence, subject to Section 2.9, Arch shall replace such rejected Product pursuant to Section 2.8. If Codexis India and/or the Codexis India Customer fails to notify Arch of a rejection within the requisite timeframe, the shipment of Products shall be deemed accepted by Codexis India and/or the Codexis India Customer. Regardless of any rejection of all or part of a shipment of Product, Codexis India shall pay for such Product and if such rejection is determined to be proper by Arch or pursuant to the dispute resolution mechanism set forth in Section 2.9, Codexis India shall be entitled to, at its sole discretion, a credit or refund of such properly rejected Product.

2.8 Replacement of Defective Product. In the event that Arch receives a written notice of rejection from Codexis India and/or the Codexis India Customer, Arch shall, at the sole cost and expense of Arch, replace any shipment of such rejected Product, including without limitation disposal of such Product, within sixty (60) days after receiving Codexis India’s and/or the Codexis India Customer’s written notice of rejection. For clarity, the foregoing right shall not limit any other remedy available at law or in equity. Codexis India and/or the Codexis India Customer shall keep such defective Product at the premises of Codexis India and/or the Codexis India Customer, as applicable, until receipt of Arch’s instruction for Codexis India and/or the Codexis India Customer to return or otherwise dispose of such defective Product. Notwithstanding anything to the contrary, (i) Arch shall have no obligation to replace any shipment of Product or part thereof pursuant to this Section 2.8 or issue a refund or credit pursuant to Section 2.7 in the event Arch can establish that the Product is not defective or such defect occurred after delivery of Product; and (ii) if the basis for any rejection is a defect due to a change in any regulatory requirement as specified by a Government Authority and which change was not identified by the Government Authority prior to Arch’s manufacture of such Product, then the costs associated with replacement of the defective Product (which costs, for the avoidance of doubt, do not include costs to be borne by Arch in updating its manufacturing processes and procedures to become compliant with any new regulatory requirement or any other costs not attributable directly to the replacement) shall be borne equally by the Parties.

2.9 Disputes. If Arch disputes Codexis India’s and/or the Codexis India Customer’s right to reject all or part of any shipment of any Product as set forth in Section 2.7, Arch shall notify Codexis India within ten (10) days after receipt of Codexis India’s and/or the Codexis India Customer’s written notice of such rejection. Such dispute shall be resolved by a Third Party within thirty (30) days of such notice. Such Third Party shall have expertise in the areas of quality control and quality assurance for active pharmaceutical ingredient and intermediate manufacturing, the identity of whom shall be mutually agreed upon by the Parties, and the appointment of whom shall not be unreasonably delayed or conditioned by either Party. The determination of such Third Party with respect to all or part of any shipment of any Product shall be final and binding upon the Parties. The Third Party’s scope of review and decision shall be strictly limited to the reasons given by Codexis India in rejecting the shipment or part thereof, and such Third Party may not consider any alleged defects or reasons beyond the alleged defects and reasons given by Codexis India. For the avoidance of doubt, if such Third Party determines that the reasons given by Codexis India in rejecting the shipment or part thereof were not proper, then no refund or credit shall be due to Codexis India under Section 2.8, even if such Third Party determines that the shipment was defective on other, independent bases. The fees and expenses of such Third Party shall be paid by the Party against which the determination is made. Notwithstanding anything to the contrary in this Article 2, Arch shall continue delivering Product(s), including without limitation replacement of any defective Products, pursuant to the terms of this Agreement during the dispute resolution process set forth in this Section 2.9.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2.10 Changes and Quality Control.

2.10.1 Specification. As soon as practicable, but in any event no later than thirty (30) days prior to the First Commercial Sale of each Product, Codexis India shall provide Arch with the specification for such Product (each, a “Product Specification”), as mutually agreed upon by the Parties. All Product supplied by Arch hereunder shall comply with the applicable Product Specification.

2.10.2 Changes. Arch shall not make any changes or alterations in (i) the Product Specification(s) for any Product or (ii) the process for the manufacture of any Product which change may impact the Product quality (each, a “Change”) without Codexis India’s prior written consent.

(a) In the event that Arch requests a Change and Codexis India consents to such Change, Arch shall bear the costs associated with implementing such Change, including without limitation any costs incurred in connection with testing such Change by Codexis India or any Third Party laboratory designated by Codexis India.

(b) In the event that Codexis India requests a Change, Codexis India shall bear the costs associated with such Change, including without limitation any costs incurred in connection with testing such Change by any Third Party laboratory.

2.10.3 Manufacturing Standards and Procedures. Unless otherwise agreed in writing by Codexis India, all Products supplied hereunder and the manufacture thereof shall comply with appropriate quality standards depending on the intended market, including but not limited to cGMP. Arch shall adopt and maintain quality assurance procedures and perform quality control tests designed to ensure that all Products manufactured under this Agreement conform to and are manufactured in accordance with this Agreement, including any other requirements of a Codexis India Customer which requirements shall be set forth in the relevant Purchase Order or otherwise set forth in writing by Codexis India. Without limiting the foregoing, Arch agrees as follows:

(a) Arch shall be responsible for creating and retaining all records relating to the manufacturing, analysis and distribution, testing and release of materials, production and quality control (including in-process controls) as actual manufacturer, including Product Quality Review, generally in accordance with cGMP and shall provide copies to Codexis India upon its reasonable written request.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b) Arch shall retain reference samples from each Batch of Products for the period of time required by Applicable Law and cGMP regulations. Arch shall retain samples sufficient to conduct at least three re-examinations. Arch shall, upon written request, make reference samples available for inspection, testing, analysis and examination by Codexis India and/or any relevant Government Authority, solely for the purposes of determining compliance with Applicable Law or the requirements under this Agreement.

(c) The equipment and facilities used for manufacturing must be qualified by Arch. The results must be documented in writing. The processes for manufacturing of Product must be validated by Arch in accordance with the approved validation protocol. The validation should be performed on the three consecutive Batches which should each be included in formal stability studies. The stability studies should be performed in accordance to the valid ICH guidelines for the Product.

(d) Arch shall ensure that the Products have been manufactured in compliance with all requirements under this Agreement and shall release only Batches, which have been manufactured and analyzed by Arch according to the Product Specifications.

2.10.4 Manufacturing and Storage Location.

(a) Prior to the manufacture of any Product, Arch shall inform Codexis India as to which Manufacturing Facility will be used to manufacture such Product. All such Product shall be manufactured at such Manufacturing Facility, and Arch shall not, without Codexis India’s prior written consent, not to be unreasonably withheld, manufacture such Product at any facility other than such Manufacturing Facility. Notwithstanding the foregoing, in the event that Arch makes a good faith determination that it is more cost-efficient to outsource certain aspects or steps in the manufacturing of Products to Third Parties (the “Subcontract Manufacturer”), Arch may, upon Codexis India’s prior, written consent (not to be unreasonably withheld), use such Subcontract Manufacturers to manufacture Products provided that (i) such subcontracting does not increase manufacturing costs, (ii) Arch shall retain title to Products even when and during such time that Products are manufactured, maintained or held at the site of a Subcontract Manufacturer and (iii) Arch shall remain liable for all action or inaction of any Subcontract Manufacturer and any such action or inaction which would be deemed a breach of this Agreement had such action or inaction been taken by Arch shall be deemed a breach of this Agreement by Arch.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b) Prior to the delivery of any such Product to Codexis India, all such Product shall be stored in accordance with this Agreement, the applicable Specifications or as otherwise instructed in writing by Codexis India, and at such Manufacturing Facility. Within five (5) days after Codexis India’s request, Arch shall provide information relating to such stored Product, including without limitation the date of manufacture and the amount of such stored Product.

2.10.5 Inspections of Manufacturing Facility.

(a) Inspection by Codexis India. Representatives of Codexis India (i) shall upon Codexis India’s request be permitted to review Arch’s quality assurance/quality control and Environmental, Health and Safety procedures; and (ii) may, during normal business hours and with reasonable advance notice, conduct a supplier audit of the Manufacturing Facility(ies); provided, that unless there is a material change to the operation of the Manufacturing Facility(ies) (such as introduction of new assets or products), such audit shall not extend beyond two (2) Business Days per facility and, unless deficiencies are discovered during any such audit, shall not be conducted more than once per calendar year at any particular Manufacturing Facility. Arch shall permit representatives of Codexis India to inspect the Manufacturing Facility(ies) to verify that the Products are being manufactured and supplied in accordance with the applicable Specification, cGMP, the relevant terms of this Agreement and Applicable Law. Arch shall promptly remedy or cause the remedy of any deficiencies that may be noted in any such inspection.

(b) Inspections by Third Party Customers of Codexis India. Representatives of Codexis India’s Third Party customers for Products may, during normal business hours and with reasonable advance notice, conduct a supplier audit of the applicable Manufacturing Facility(ies); provided, that each such audit shall not extend beyond two (2) Business Days per facility and, unless deficiencies are discovered during any such audit, shall not be conducted more than once by any particular Third Party customer at any particular Manufacturing Facility in a particular calendar year. Arch shall permit such representatives to inspect the applicable Manufacturing Facility to verify that the Products are being manufactured and supplied in accordance with the applicable Product Specification, cGMP, Environmental, Health and Safety standards and Applicable Law. Arch shall promptly remedy or cause the remedy of any deficiencies that may be noted in any such inspection.

(c) Inspection by Government Authority. Arch agrees to provide access for Government Authority representatives to its facilities, including without limitation, the Manufacturing Facility(ies), for inspection at any time. Arch shall notify Codexis India of any of the foregoing as soon as possible. Arch shall fully cooperate with any such inspection and, within five (5) days after such inspection, shall provide Codexis India with copies of all correspondence to and from any Government Authorities in connection with any such inspection, including without limitation any formal reports; provided, however, that in the event that any such inspection reveals any deficiency, Arch shall provide such copies within twenty-four (24) hours after such inspection.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2.10.6 Recalls. In the event that (a) either Party determines that an event, incident, or circumstance has occurred which may result in the need for a recall or other removal of any Product from the market in any country; (b) any Government Authority threatens or initiates any action to remove any Product from the market; or (c) any Government Authority requires distribution of a “Dear Doctor” letter or its equivalent, regarding use of any Product, each Party, as applicable, shall (i) promptly advise the other Party in writing with respect thereto, and each Party, as applicable, shall provide to the other Party copies of all relevant correspondence, notices, and the like, and (ii) fully cooperate with the other Party regarding any proposed recall, withdrawal, or field correction.

2.11 Prices and Terms of Sale. Codexis India shall decide, in its sole discretion, the selling price of Products to be sold to Codexis India Customers.

2.12 Product Orders. In the event that Arch identifies any companies for any Product that fall within Codexis India Customers, Arch shall direct companies to submit inquires for such Product to Codexis India.

3.	REGULATORY FILINGS AND COMPLIANCE

3.1 Arch’s Regulatory Responsibilities. Arch shall be solely responsible for and shall carry out and complete all regulatory updates and filings necessary to manufacture, have manufactured, use, sell, offer for sale, import, export, and/or otherwise distribute Products for use in a drug product to be marketed in India. In addition, in the event that a Codexis India Customer requires such updates and filings, the obligations of Arch under this Section 3.1 shall also apply for the territory in which Product is to be sold to such Codexis India Customer, as designated by such Codexis India Customer or by Codexis India, for and on behalf of such Codexis India Customer. Arch shall designate as confidential in any such regulatory filings any Confidential Information of Codexis India contained therein, and Arch shall make requests under Applicable Law for confidential treatment covering such Confidential Information. Arch shall, in its sole discretion, determine any matters regarding the regulatory strategy of Product(s) to be sold to Arch Customers.

3.2 Regulatory Reports. Arch shall notify Codexis India within a commercially reasonable period of time of any regulatory filing, or license application related to the manufacture, use, sale, import, export and/or other distribution of any Product during the Term.

4.	PAYMENTS

4.1 Product Sales by Parties.

4.1.1 Codexis India shall pay Arch a transfer price in respect of each Product sold to Codexis India by Arch as agreed to in writing by the Parties.

5.	CONFIDENTIALITY

5.1 In General. In connection with this Agreement each Party (the “Disclosing Party”) may provide to the other Party (the “Receiving Party”), Confidential Information.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5.2 Non-Disclosure and Non-Use. The Receiving Party shall maintain the Confidential Information of the Disclosing Party in confidence, shall not disclose such Confidential Information to any Third Party, and shall not use such Confidential Information for any purpose except as expressly permitted under the terms and conditions of this Agreement. Notwithstanding the previous sentence, the Receiving Party may disclose the Confidential Information of the Disclosing Party solely on a “need to know basis” to its Affiliates and its officers, directors, employees, legal counsel, contractors and agents, and independent legal counsel, each of whom prior to disclosure must be bound by obligations of nondisclosure and non-use no less restrictive than the obligations set forth in this Article 5; provided, however, that, in each of the above situations, the Receiving Party shall remain responsible for any failure by any person or entity who receives Confidential Information pursuant to this Section 5.2 to treat such Confidential Information as required under this Article 5. The Receiving Party shall take the same degree of care that the Receiving Party uses to protect its own confidential and proprietary information of a similar nature and importance, but in no event shall such care be less than reasonable care.

5.3 Exceptions. The obligations of non-disclosure and non-use under Section 5.2 will not apply as to particular Confidential Information of a Disclosing Party to the extent that such Confidential Information: (a) is at the time of receipt, or thereafter becomes, through no fault of the Receiving Party or its Affiliates, published or publicly known or available; (b) is known by the Receiving Party or its Affiliates at the time of receiving such information, as evidenced by competent written records; (c) is hereafter furnished to the Receiving Party or its Affiliates by a Third Party without breach of a duty to the Disclosing Party; or (d) is independently discovered or developed by the Receiving Party or its Affiliates without use of, application of, access to, or reference to Confidential Information of the Disclosing Party, as evidenced by competent written records.

5.4 Disclosure Required by Law. Disclosure of Confidential Information shall not be precluded if such disclosure (a) is in response to a valid order, or required under the regulations, of a court or other governmental body; or (b) is required by Applicable Law; provided, however, that the Receiving Party first has given reasonable prior notice to the Disclosing Party and at the Disclosing Party’s request, the Receiving Party cooperates with the Disclosing Party’s efforts, as applicable, to obtain a protective order limiting the extent of such disclosure and requiring that the Confidential Information so disclosed be used only for the purposes for which such order was issued or as required by such Applicable Law.

5.5 Remedies. The Receiving Party agrees that its obligations under this Article 5 are necessary and reasonable to protect the Disclosing Party’s business interests and that the unauthorized disclosure or use of Confidential Information of the Disclosing Party will cause irreparable harm and significant injury, the degree of which may be difficult to ascertain. The Receiving Party further acknowledges and agrees that in the event of any actual or threatened breach of this Article 5, the Disclosing Party may have no adequate remedy at law and, accordingly, that the Disclosing Party will have the right to seek an immediate injunction, without an obligation to post a bond or any similar security, enjoining any breach or threatened breach of this Article 5, as well as the right to pursue any and all other rights and remedies available at law or in equity for such breach or threatened breach.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5.6 Agreement Terms. The existence of, and the terms and conditions of, this Agreement shall be Confidential Information of each of the Parties, and subject to the terms of this Article 5; provided, however, that (x) each Party may disclose this Agreement, in confidence, (i) to legal, scientific and financial advisors and (ii) in connection with any proposed legal transaction involving the disclosing Party in the form of mergers, offerings, acquisitions, fundings and investments; and (y) each Party may disclose this Agreement, in its entirety or with portions redacted, as may be required by Applicable Law, including but not limited to filing of this Agreement with the Securities and Exchange Commission (and, for the avoidance of doubt, if any such disclosure or filing is made on a non-confidential basis then the portions disclosed or filed shall no longer be deemed Confidential Information).

5.7 Survival. All obligations of non-disclosure and non-use imposed pursuant to the terms and conditions of this Article 5 shall survive expiration or termination of this Agreement and continue in full force and effect for a period of ten (10) years after the effective date of such expiration or such termination.

6.	REPRESENTATIONS, WARRANTIES AND COVENANTS

6.1 Representations and Warranties of Codexis India. Codexis India hereby represents and warrants to Arch that as of the Effective Date:

6.1.1 Codexis India is a corporation organized under the laws of Delaware and is authorized to do business to the extent necessary to fulfill its obligations hereunder;

6.1.2 Codexis India has the full right and authority to enter into this Agreement, and no consent or authorization not obtained prior to the Effective Date is necessary to be obtained;

6.1.3 to the knowledge of Codexis India, there is no material impediment that would prevent, preclude, or otherwise inhibit its ability to perform its obligations, under this Agreement; and

6.1.4 Codexis India is not a party to any agreement that would prevent it from performing its obligations under this Agreement, and the execution, delivery, and performance of this Agreement shall not violate, conflict with, or constitute a default under any agreement (including without limitation its corporate charter or other organizational documents) to which it is a party or to which it may be bound, or to its knowledge any Applicable Laws or order of any court or other tribunal.

6.2 Representations and Warranties of Arch. Arch hereby represents and warrants to Codexis India that as of the Effective Date:

6.2.1 Arch is a corporation organized under the laws of India and is authorized to do business to the extent necessary to fulfill its obligations hereunder;

6.2.2 Arch has the full right and authority to enter into this Agreement, and no consent or authorization not obtained prior to the Effective Date is necessary to be obtained;

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

6.2.3 Arch has obtained all licenses, authorizations, and permissions necessary under Applicable Law for meeting and performing its obligations under this Agreement and all such licenses, authorizations, and permissions are in full force and effect;

6.2.4 to the knowledge of Arch, there is no material impediment that would prevent, preclude, or otherwise inhibit its ability to perform its obligations, under this Agreement;

6.2.5 Arch is not a party to any agreement that would prevent it from performing its obligations under this Agreement, and the execution, delivery, and performance of this Agreement shall not violate, conflict with, or constitute a default under any agreement (including without limitation its corporate charter or other organizational documents) to which it is a party or to which it may be bound, or to its knowledge any Applicable Laws or order of any court or other tribunal;

6.2.6 Arch’s and its Affiliates’ Manufacturing Facilities and all manufacturing facilities utilized by Arch or its Affiliates (a) are registered with the appropriate Government Authorities and (b) in compliance with all applicable Government Authority standards and Applicable Law; and

6.3 Covenants of Codexis India. Codexis India hereby covenants that:

6.3.1 except as otherwise permitted under this Agreement, Codexis India shall not (i) buy or source any Product from any Third Party and shall not make any purchase commitments with respect to such Products to any such Third Party, and (ii) on a Product-by-Product basis, sell any Product to any customers other than Codexis India Customers;

6.3.2 Codexis India shall at all times strictly comply with all Applicable Laws from time to time in force including, without prejudice to the generality of the foregoing, the provisions of the Foreign Corrupt Practices Act of 1977, as amended, and rules and regulations relating to due and proper performance of its duties and obligations under this Agreement;

6.3.3 Codexis India shall be solely responsible for its own taxes; and

6.3.4 Codexis India shall not during the Term enter into any understanding, agreement or amendment to any agreement or grant any right to any Third Party that would conflict with the terms of this Agreement or the rights granted to Arch hereunder.

6.4 Covenants of Arch. Arch hereby covenants that:

6.4.1 Arch shall keep all licenses, authorizations, and permissions necessary under Applicable Law for the meeting and performing of its obligations under this Agreement in full force and effect during the Term;

6.4.2 Arch shall at all times strictly comply with all Applicable Laws from time to time in force including, without prejudice to the generality of the foregoing, the provisions of the Drugs & Cosmetic Act 1940, prevailing Drugs Price Control Order, Central Excises Act 1944, The Industries (Development & Regulation) Act, 1951, labour welfare legislation and the rules, regulations and notifications made or issued thereunder, and import and/or export laws, rules and regulations relating to due and proper performance of its duties and obligations under this Agreement;

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

6.4.3 Each of the Products shall (a) conform to the applicable Product Specification therefor; (b) be free of defects in materials or workmanship under normal use and service and be fit for the purpose for which such Product is intended; (c) not be adulterated or misbranded within the meaning of the U.S. Food, Drug and Cosmetic Act; (d) be certified to be TSE/BSE free; and (e) be manufactured and supplied in accordance with Applicable Law, including, for example, cGMP, if applicable;

6.4.4 Arch shall not, on a Product-by-Product basis, sell any Product to any Codexis India Customer and shall not make any acceptance or delivery commitments to any such Codexis India Customer;

6.4.5 the packaging for all Product shipped by Arch shall bear the Codexis Trademarks;

6.4.6 as long as Arch or its successor is manufacturing any Product, each Manufacturing Facility will be registered with the appropriate Government Authorities and in compliance with all applicable Government Authority standards and Applicable Law;

6.4.7 Arch shall use packaging for each of the Products, including without limitation, cartons, ship cases, and pallets, of industry standard strength in order to maintain the quality of such Product during normal transportation and storage;

6.4.8 Arch shall be solely responsible for its own taxes; and

6.4.9 Arch shall not during the Term enter into any understanding, agreement or amendment to any agreement or grant any right to any Third Party that would conflict with the terms of this Agreement or the rights granted to Codexis India hereunder.

6.5 Limitation of Warranties. EXCEPT AS SPECIFICALLY SET FORTH IN THIS ARTICLE 6, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY, ANY WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR USE, ANY WARRANTY OF NON-INFRINGEMENT, OR ANY OTHER STATUTORY WARRANTY. EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES.

7.	INDEMNIFICATION AND INSURANCE

7.1 Arch Indemnification. Arch shall indemnify, defend, and hold Codexis India and its directors, officers, employees, agents, and Affiliates, harmless from and against all Third Party claims, demands, damages, liabilities, losses, costs, and expenses, including without limitation attorney’s fees (each, a “Claim”) resulting from or arising out of (a) any breach by Arch of any of Arch’s representations, warranties, or covenants under Article 6; or (b) the development, testing, manufacture, use, exportation, storage, handling, transportation, sale, marketing, distribution, or any other disposition of any Product (while under the exclusive custody or control of Arch or any Affiliate of Arch) by Arch or any Affiliate of Arch; provided, however, that Arch’s indemnification obligations under this Section 7.1 shall not apply (i) to any such Claim arising out of Codexis India’s negligence or willful misconduct; (ii) to the extent such Claim is the responsibility of Codexis India under Section 7.2; or (iii) to the extent that Arch has complied with all Applicable Laws and its rights and obligations under this Agreement.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

7.2 Codexis India Indemnification. Codexis India shall indemnify, defend, and hold Arch, and its directors, officers, employees, agents, and Affiliates, harmless from and against all Third Party claims, demands, damages, liabilities, losses, costs, and expenses, including without limitation attorney’s fees (each, a “Claim”) resulting from or arising out of any breach by Codexis India of any of Codexis India’s representations, warranties, or covenants under Article 6; provided, however, that Codexis India’s indemnification obligations under this Section 7.2 shall not apply (i) to any such Claim arising out of Arch’s negligence or willful misconduct; (ii) to the extent such Claim is the responsibility of Arch under Section 7.1; or (iii) to the extent that Codexis India has complied with all Applicable Laws and its rights and obligations under this Agreement.

7.3 Procedure. For purposes of this Article 7, the indemnified Party shall give prompt written notice in accordance with Section 10.7 to the indemnifying Party of any suits, claims, or demands by Third Parties or the indemnified Party that may give rise to any Claim for which indemnification may be required under this Article 7; provided, however, that failure to give such notice shall not relieve the indemnifying Party of its obligation to provide indemnification hereunder except if and to the extent that such failure materially affects the ability of the indemnifying Party to defend the applicable suit, claim, or demand. The indemnifying Party shall be entitled to assume the defense and control of any such suit, claim, or demand of any Third Party at its own cost and expense; provided, however, that the indemnified Party shall have the right to be represented by its own counsel at its own cost in such matters. In the event that the indemnifying Party declines to or fails to timely assume control of any such suit, claim, or demand, the indemnified Party shall be entitled to assume such control, conduct the defense of, and settle such suit, claim, or action, all at the sole cost and expense of the indemnifying Party. Neither the indemnifying Party nor the indemnified Party shall settle or dispose of any such matter in any manner that would adversely affect the rights or interests of the other Party without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed. Each Party shall cooperate with the other Party and its counsel in the course of the defense of any such suit, claim, or demand, such cooperation to include, without limitation, using reasonable efforts to provide or make available documents, information, and witnesses.

7.4 Insurance.

7.4.1 During the Term, each Party shall maintain, at its sole cost and expense, the types of insurance with minimum limits as set forth in the applicable table in Exhibit 7.4.1. Notwithstanding anything to the contrary in Exhibit 7.4.1, each Party shall be required to maintain product liability insurance with at least the following limits: (a) any limit mutually agreed to by the Parties, (b) any limit required by a customer that requests to purchase at least Three Million Dollars ($3,000,000) worth of Products collectively from the Parties and their Affiliates in any one (1) year period, or (c) at the point at which Parties and their Affiliates collectively have sold an aggregate amount of at least Thirty Million Dollars ($30,000,000) worth of Products in any one (1) year period, a combined single limit of not less than Ten Million Dollars ($10,000,000) per occurrence and in the aggregate.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

7.4.2 Such insurance shall insure against all liability arising out of the manufacture, use, sale, distribution, or marketing of Products. The insurance will contain no more than an ordinary deductible. Such insurance shall be primary, without regard to any other insurance the insured Party or any other additional insured shall maintain or otherwise have in force. The Parties acknowledge and agree that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Section 7.4. In the event that any of the required policies of insurance are written on a claims made basis, then such policies shall be maintained during the entire term of this Agreement and for a period of not less than five (5) years following the termination or expiration of this Agreement.

7.4.3 Each Party shall be named as an additional insured under the other Party’s Commercial General Liability, Products Liability (as applicable) and Umbrella insurance policies to the extent permitted under such policies. Such additional insured status shall end upon the termination or expiration of this Agreement unless the insuring Party’s policies are written on a claims made basis, in which case such additional insured status shall continue for the period of time that such insuring Party is required to maintain such insurance under the terms of this Agreement.

7.4.4 Each Party will (a) furnish certificates of insurance to the other Party evidencing the required insurance and additional insured status, as applicable, prior to the Effective Date and upon request thereafter and (b) provide the other Party with written notice at least thirty (30) days prior to the cancellation, non-renewal or material change in such insurance that materially adversely affects the rights of the other Party hereunder.

8.	DISPUTE RESOLUTION

8.1 Exclusive Dispute Resolution Mechanism. The Parties agree that the procedures set forth in this Article 8 shall be the exclusive mechanism for resolving any disputes, controversies, or claims (collectively, “Disputes”) between the Parties that may arise from time to time pursuant to this Agreement relating to either Party’s rights and/or obligations hereunder that cannot be resolved through good faith negotiation between the Parties.

8.2 Arbitration.

8.2.1 Any and all unresolved Disputes, except as set forth in Section 8.3 or Section 8.4, shall be exclusively and finally resolved by binding arbitration.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

8.2.2 Any arbitration concerning a Dispute shall be conducted in London, unless otherwise agreed to by the Parties in writing. Each and any arbitration shall be administered by the London Court of International Arbitration (“LCIA”), and shall be conducted in accordance with LCIA Rules (the “Rules”), as such Rules may be amended from time to time. All arbitration proceedings will be conducted in the English language.

8.2.3 Within ten (10) days after receipt of an arbitration notice from a Party, the Parties shall attempt in good faith to agree on a single neutral arbitrator with relevant industry experience to conduct the arbitration. If the Parties do not agree on a single neutral arbitrator within ten (10) days after receipt of an arbitration notice, each Party shall select one (1) arbitrator within fifteen (15) days after receipt of an arbitration notice and the two (2) Party-selected arbitrators shall select a third arbitrator with relevant industry experience to constitute a panel of three (3) arbitrators to conduct the arbitration in accordance with the Rules. In the event that the two (2) Party-selected arbitrators are unable to select the third arbitrator due to lack of mutual consent, the Parties shall request the LCIA to appoint an independent and qualified third arbitrator and an appointment made by LCIA pursuant to such request shall be binding on both the Parties. In the event that only one of the Parties selects an arbitrator within fifteen (15) days after receipt of an arbitration notice, then such arbitrator shall be entitled to act as the sole arbitrator to resolve the Dispute or any and all unresolved issues subject to the arbitration. Each and every arbitrator of the arbitration panel conducting the arbitration must and shall agree to render an opinion within twenty (20) days after the final hearing before the panel.

8.2.4 The decision or award of the arbitrator(s) shall be final, binding, and incontestable and may be used as a basis for judgment thereon in any jurisdiction. To the full extent permissible under Applicable Law, the Parties hereby expressly agree to waive the right to appeal from the decision of the arbitrator(s), there shall be no appeal to any court or other authority (government or private) from the decision of the arbitrator(s), and the Parties shall not dispute nor question the validity of such decision or award before any regulatory or other authority in any jurisdiction where enforcement action is taken by the Party in whose favor the decision or award is rendered, except in the case of fraud. The arbitrator(s) shall, upon the request of either Party, issue a written opinion of the findings of fact and conclusions of law and shall deliver a copy to each of the Parties. Each Party shall bear its own costs and attorney’s fees, and the Parties shall equally bear the fees, costs, and expenses of the arbitrator(s) and the arbitration proceedings; provided, however, that the arbitrator(s) may exercise discretion to award costs, including attorney’s fees, to the prevailing Party. Without limiting any other remedies that may be available under Applicable Law, the arbitrator(s) shall have no authority to award provisional remedies of any nature whatsoever, or punitive, special, consequential, or any other similar form of damages except as expressly set forth in Section 10.2.

8.3 Preliminary Injunctions. Notwithstanding anything in this Agreement to the contrary, and pursuant to Section 5.5, a Party may seek a temporary restraining order or a preliminary injunction from any court of competent jurisdiction in order to prevent immediate and irreparable injury, loss, or damage on a provisional basis, pending the decision of the arbitrator(s) on the ultimate merits of any Dispute.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

8.4 Patent Disputes. Notwithstanding anything in this Agreement to the contrary, any and all issues regarding the scope, construction, validity, and enforceability of one or more Patents shall be determined in a court of competent jurisdiction under the local patent laws of the jurisdictions having issued the Patent or Patents in question.

8.5 Confidentiality. All proceedings and decisions of the arbitrator(s) shall be deemed Confidential Information of each of the Parties, and shall be subject to the terms and conditions of Article 5.

9.	TERM; TERMINATION

9.1 Term. The term of this Agreement shall commence on the Effective Date and continue in full force and effect on a Product-by-Product basis until the tenth anniversary of the Effective Date, unless extended by mutual agreement of the Parties and/or unless terminated at an earlier date in accordance with Sections 9.2 or 9.3 (the “Term”).

9.2 Termination for Cause. If a Party breaches any material term or condition of this Agreement, the other Party may notify the breaching Party in writing of such breach, in accordance with Section 10.7, setting forth the nature of the breach in reasonable detail. If the breaching Party fails to cure such breach (if curable) within thirty (30) days after the receipt of the foregoing notice from the non-breaching Party, the non-breaching Party may terminate this Agreement effective immediately upon delivery of a second written notice to the breaching Party. Any breach by an Affiliate of Arch of any of the terms and conditions of this Agreement shall constitute a breach of this Agreement by Arch. In the event of a non-curable breach, the non-breaching Party shall be entitled, in the non-breaching Party’s sole discretion, to immediately terminate on a Product-by-Product basis or this Agreement in its entirety.

9.3 Termination for Insolvency. To the extent permitted under Applicable Law, a Party may terminate this Agreement upon thirty (30) days written notice to the other Party on or after the occurrence of any of the following events: (a) the appointment of a trustee, receiver or custodian for all or substantially all of the property of the other Party, or for any lesser portion of such property, if the result materially and adversely affects the ability of the other Party to fulfill its obligations hereunder, which appointment is not dismissed within sixty (60) days; (b) the determination by a court or tribunal of competent jurisdiction that the other Party is insolvent such that a Party’s liabilities exceed the fair market value of its assets; (c) the filing of a petition for relief in bankruptcy by the other Party on its own behalf, or the filing of any such petition against the other Party if the proceeding is not dismissed or withdrawn within sixty (60) days thereafter; (d) an assignment by the other Party for the benefit of creditors; or (e) the dissolution or liquidation of the other Party.

9.4 Effect of Expiration or Termination.

9.4.1 Upon expiration or termination of this Agreement by either Party for any reason, each Party shall promptly return, or destroy and provide written certification of such destruction by a duly authorized officer of such Party, any and all Confidential Information of the other Party in such first Party’s possession or control at the time of such expiration or termination.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

9.4.2 Expiration or termination of this Agreement for any reason shall not (a) release any Party from any obligation that has accrued prior to the effective date of such expiration or termination (including the obligation to pay amounts accrued and due under this Agreement prior to the expiration or termination date but which are unpaid or become payable thereafter), (b) preclude any Party from claiming any other damages, compensation, or relief that it may be entitled to upon such expiration or termination, or (c) terminate any right to obtain performance of any obligation provided for in this Agreement that shall survive expiration or termination.

9.5 Survival. In addition to any provisions which by their terms survive termination or expiration of this Agreement, Articles 1, 5 (for the period set forth in Section 5.7), 8 and 10 and Sections 2.10.6, 6.5, 7.1, 7.2, 7.3, 7.4 (for the period set forth therein) and 9.5 shall survive expiration or termination of this Agreement, as applicable.

10.	MISCELLANEOUS

10.1 Further Assurances. From time to time on and after the Effective Date, each Party shall at the reasonable request of the other Party (a) deliver to the other Party such records, data, or other documents; (b) execute, and deliver or cause to be delivered, all assignments, consents, documents or further instruments of transfer or license; and (c) take or cause to be taken all other actions as such other Party may reasonably deem necessary or desirable in order for such Party to obtain the full benefits of this Agreement and the transactions contemplated hereby; each to the extent as required under the provisions of this Agreement.

10.2 Limitation of Liability. EXCEPT FOR BREACH OF ARTICLE 5 OR CLAIMS OF A THIRD PARTY THAT ARE SUBJECT TO INDEMNIFICATION UNDER ARTICLE 7, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR INCIDENTAL, CONSEQUENTIAL, INDIRECT, PUNITIVE, EXEMPLARY, OR SPECIAL DAMAGES OF THE OTHER PARTY ARISING OUT OF OR RELATED TO THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY, WHETHER FORESEEABLE OR NOT.

10.3 Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of New York, United States of America, without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of such State to the rights and duties of the Parties.

10.4 Force Majeure. Except for the payment of money, neither Party shall be held responsible for any delay or failure in performance hereunder caused by strikes, embargoes, unexpected government requirements, civil or military authorities, acts of God, flood, earthquake, or by the public enemy or other causes reasonably beyond such Party’s control and without such Party’s fault or negligence; provided, that the affected Party notifies the unaffected Party as soon as reasonably possible and resumes performance hereunder as soon as reasonably possible following cessation of such force majeure event; provided, further, that no such delay or failure in performance shall continue for more than three (3) months. In the event that a delay or failure in performance by a Party under this Section 10.4 continues longer than three (3) months, the other Party may terminate this Agreement in accordance with the terms and conditions of Section 9.2.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

10.5 Independent Contractors. Nothing contained in this Agreement shall be deemed to constitute a partnership, joint venture, association of persons, agency or any other such relationship of similar nature, between the Parties. Nothing in this Agreement shall constitute or be deemed to or is intended to constitute Arch as an agent of Codexis India or Codexis India as an agent of Arch. Neither Party shall: (a) enter into a contract in the name of or purporting to be made on behalf of the other Party unless to the extent as may be authorized under any agreement entered into between the Parties; (b) by any act, pledge the credit of the other Party or impose or attempt to impose any contractual obligations on the other Party; or (c) either in its own office, factories or depots or on invoices, bill heads or letter papers or any other place or by any other means, oral or written, make any statement to the effect or representation calculated or liable to induce others to believe that it is the agent of the other Party.

10.6 Assignment. This Agreement is binding upon and inures to the benefit of the Parties, and to their permitted successors and assigns. Neither Party may transfer or assign its rights and obligations under this Agreement to a Third Party without the prior written consent of the other Party. Notwithstanding the foregoing, each of the Parties shall have the right to transfer or assign its rights and obligations under this Agreement, without consent, to an Affiliate or a successor to all or substantially all of its business or assets relating to this Agreement whether by operation of law, sale, merger, or otherwise. Any assignment not in conformance with this Section 10.6 shall be null, void, and of no legal effect.

10.7 Notices. Any notice, report, communication, or consent required or permitted by this Agreement shall be in writing and shall be sent (a) by prepaid registered or certified mail, return receipt requested, (b) by overnight express delivery service by a nationally recognized courier, or (c) via confirmed facsimile, followed within five (5) days by a copy delivered in accordance with this Section 10.7, addressed to the other Party at the address shown below or at such other address as such Party gives notice hereunder. Such notice will be deemed to have been given when delivered or, if delivery is not accomplished by some fault of the addressee, when tendered.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

If to Arch:	Arch Pharmalabs Limited
H wing, 4th Floor
Tex Centre
Off Saki Vihar Road
Chandivali, Mumbai- 400072
India
Attn: Company Secretary
Facsimile: +912228471234

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

With a copy to:	Arch Pharmalabs Limited
H wing, 4th Floor
Tex Centre
Off Saki Vihar Road
Chandivali, Mumbai- 400072
India
Attn: Chairman and Managing Director
Facsimile: +912228471234

If to Codexis India:	Codexis India, Inc.
G-01, Prestige Loka, 7/1 Brunton Road
Bangalore – 560 025
India

With a copy to:	Codexis, Inc.
200 Penobscot Drive
Redwood City, California 94063
USA
Attn: General Counsel
Facsimile: 1-650-421-8108

10.8 Severability. If any provision of this Agreement is found by a court to be void, invalid, or unenforceable, such provision shall be reformed to comply with Applicable Law or stricken if not so conformable, so as not to affect the validity or enforceability of this Agreement; provided that no such reformation or striking shall be effective if the result materially changes the economic benefit of this Agreement to either Party. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be void, invalid, or unenforceable, and reformation or striking of such provision would materially change the economic benefit of this Agreement to either Party, the Parties shall modify such provision in accordance with Section 10.9 to obtain a legal, valid, and enforceable provision and provide an economic benefit to the Parties that most nearly effects the Parties’ intent on entering into this Agreement.

10.9 Modifications; Waivers. This Agreement may not be altered, amended, supplemented, or modified in any way except by a writing signed by each Party. The failure of a Party to enforce any rights or provisions of this Agreement shall not be construed to be a waiver of such rights or provisions, or a waiver by such Party to thereafter enforce such rights or provision or any other rights or provisions hereunder.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

10.10 No Third Party Beneficiaries. This Agreement is neither expressly nor impliedly made for the benefit of any party other than those executing it.

10.11 Interpretation.

(a) Captions and Headings. The captions and headings of clauses contained in this Agreement preceding the text of the articles, sections, subsections, and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction.

(b) Singular and Plural. All references in this Agreement to the singular shall include the plural where applicable, and all references to gender shall include both genders and the neuter.

(c) Articles, Sections, and Subsections. Unless otherwise specified, references in this Agreement to any article shall include all sections, subsections, and paragraphs in such article; references in this Agreement to any section shall include all subsections and paragraphs in such section; and references in this Agreement to any subsection shall include all paragraphs in such subsection.

(d) Days. All references to days in this Agreement shall mean calendar days, unless otherwise specified.

(e) Ambiguities. The Parties jointly drafted this Agreement. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist.

10.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

10.13 Entire Agreement. The Parties acknowledge that this Agreement, including, for clarity, the preamble, recitals, and exhibits attached hereto, together with accepted Product Purchase Orders, a letter agreement between Codexis Inc. and Arch dated December 22, 2009, the MSA and any other agreements entered into by the Parties contemporaneously with this Agreement sets forth the entire agreement and understanding of the Parties as to the subject matter hereof, and supersedes all prior and contemporaneous discussions, agreements, and writings with respect hereto with respect to the subject matter hereof, including without limitation the 2008 Arch Agreements, which are hereby terminated in their entirety. No trade customs, courses of dealing or courses of performance by the Parties shall be relevant to modify any term(s) used in this Agreement.

[Signature page follows]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF, Arch and Codexis India have executed this Agreement by their respective duly authorized representatives as of the Effective Date.

CODEXIS LABORATORIES INDIA PRIVATE LIMITED
(“Codexis India”)

By:	/s/ Alan Shaw
Name:	Alan Shaw
Title:	Director

ARCH PHARMALABS LIMITED
(“Arch”)

By:	/s/ Ajit Kamath
Name:	Ajit Kamath
Title:	Chairman & Managing Director.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit 1.11

Codexis Trademarks

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit 1.20

Products

Category I - APIs

•	[*]

Category II - intermediates

•	[*]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit 2.2

Product Labeling

Written Product labeling instructions to be provided by Codexis India to Arch.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit 7.4.1

Insurance

CODEXIS INDIA INSURANCE TYPES AND LIMITS

Type of Insurance	Limits of Liability
Commercial General Liability (including contractual liability but excluding Product Liability) with bodily injury, death and property damage coverage limits as specified	Combined single limit of not less than $1,000,000 per occurrence and $2,000,000 in the aggregate

Product Liability with bodily injury, death and property damage coverage limits as specified	Either (a) any limit mutually agreed to by the Parties, (b) any limit required by a customer that requests to purchase at least $3,000,000 worth of Products collectively from the Parties and their Affiliates in any one (1) year period, or (c) at the point at which Parties and their Affiliates collectively have sold an aggregate amount of at least $30,000,000 worth of Products in any one (1) year period, a combined single limit of not less than $10,000,000 per occurrence and in the aggregate

Umbrella Policy with bodily injury, death and property damage coverage limits as specified (does not include Product Liability)	Combined single limit of not less than $1,000,000 per occurrence and $2,000,000 in the aggregate

Worker’s Compensation (work injury)	$1,000,000 per accident

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ARCH INSURANCE TYPES AND LIMITS

Particulars	Amount in INR	Amount in USD $
Fixed Assets-Movable- Office Protection	103846006	2257522
Fixed Assets – Movable & Immovable	5260374888	114355976
Sub-total -Fixed Assets	5364220894	116613498

Current Assets - Movable - Stock at factories, Warehouses, Goods-in-transit	4045000000	87934783
Current Assets - Fidelity & Money	303000000	6586957
Sub-Total - Current Assets	4348000000	94521740

Total - Commercial General Liability	9712220894	211135238

Workmen’s Compensation	24000000	521739
Personal Accident	400800000	8713043
Total- Workmen & Employees	424800000	9234782

Public Liability	1110000000	24130435
Total Umbrella Policy	1110000000	24130435

Total Coverage	11247020894	244500454

(Assumption USD $1= INR 46)

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.